Pricing Supplement Dated September 28, 1999     Rule 424(b)(3)
(To Prospectus dated February 4, 1999 and       File Nos. 333-70187,
Prospectus Supplement dated July 30, 1999)      333-70187-01, 333-
                                                70187-02, 333-70187-
                                                03, 333-70187-04 and
                                                33-61957
THE BANK OF NEW YORK COMPANY, INC.

Senior Subordinated Medium-Term Notes Series D
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: September 28, 1999    Original Issue Date: October 13, 1999
Principal Amount: $15,000,000     Net Proceeds to Issuer: $14,718,750
Issue Price: 98.125%              Agent's Capacity:
Selling Agent's                   x Principal Basis      Agency Basis
Commission/Discount: 1.875%
Interest Rate: 7.05% per annum     Interest Payment Dates:
Maturity Date: October 13, 2009    Monthly on the 13th
                                   Commencing November 13, 1999
__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
           x The Notes may be redeemed prior to maturity on October 13, 2002 and on any April 13 or October 13 thereafter on 30 calendar days notice.

      Initial Redemption Date: October 13, 2002

      Initial Redemption Percentage: 100%

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:  N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The covenant defeasance provisions of the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Merrill Lynch & Co. (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $14,718,750.

                     Merrill Lynch & Co.